Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Swift & Company of our report dated August 4, 2003 relating to the financial statements of S&C Holdco 3, Inc. and subsidiaries, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Historical Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Denver, Colorado
October 30, 2003